Optinose Announces Appointment of Two New Members to Board of Directors

YARDLEY, Pa., Dec. 13, 2021— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced its Board of Directors has named Drs. Eric Bednarski and Kyle Dempsey as new directors.

Eric and Kyle currently serve as Partners at MVM Partners LLP (MVM), a growth equity firm that has invested in innovative, high growth healthcare businesses since 1997. With teams in Boston and London, MVM has a successful track record of investing across most healthcare sub-sectors, including: medical technology, pharmaceuticals, diagnostics, contract research and manufacturing, and digital health.

Before joining MVM in 2008, Eric was a Partner at Advent Healthcare Ventures and a Principal at Advent International Corporation. Prior to Advent, he was a Director in the Corporate Finance Group of Silicon Valley Bank. Eric has a B.S. in Neural Science from Brown University and a Ph.D. in Biological Sciences from the University of California, Irvine.

Before joining MVM in 2017, Kyle was a consultant at Bain & Company, working mainly in the healthcare practice to support medical device and healthcare provider clients with commercialization and business development projects. He received his M.D. from Harvard Medical School and his M.B.A. from Harvard Business School. He also holds an B.A. in biochemistry from Bowdoin College.

"We are pleased to welcome Eric and Kyle to the Optinose Board of Directors," stated Joe Scodari, Chairman of the Optinose Board of Directors. "Their experience of successfully leading and overseeing investments in the global healthcare sector make them valuable additions to our Board of Directors."

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531
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